Exhibit 99.1

GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
November 4, 2024	Investors: David M. Lowe, 612-623-6456
Media: Meredith Sobieck, 763-353-1498
Meredith_A_Sobieck@graco.com

Graco Inc. has Completed its previously-announced acquisition of Corob S.p.A., a Global Manufacturer of Hi-tech Dispensing and Mixing Solutions for Paints and Coatings.

MINNEAPOLIS (November 4, 2024) – Graco Inc. (NYSE:GGG) announced today that it has completed its previously-announced acquisition of Corob S.p.A. (“Corob”) for €230 million, subject to customary adjustments, with up to €30 million in additional contingent consideration.

Corob is a global leader in the design and manufacturing of high-performance volumetric and gravimetric dispense, mixing, and shaking equipment used in mission-critical tinting applications. Corob had revenue of €110 million in 2023, has more than 600 employees worldwide and is headquartered in Italy with additional manufacturing operations in India and Canada.

“The completion of this acquisition will bolster our existing presence in the growing paint and coating equipment manufacturing category to benefit both new and existing Graco customers,” said Mark Sheahan, President & CEO of Graco. “Corob brings valuable technology and innovation to Graco, and we will leverage the complementary strengths of our two companies to drive growth and expand our global manufacturing footprint.”

ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

Cautionary Statement Regarding Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so. The Company’s statements about the expected impacts of the closing of the acquisition, including with respect to existing presence, benefits to customers, growth and expansion are forward-looking statements. The expected impacts of the closing of the acquisition could differ due to any event, change or other circumstance that prevents the parties from achieving these results in a timely fashion or at all.

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